Exhibit 99.1

HDFC Bank Ltd., Process House, 2nd Floor, Kamala Mills Compound, Senapati Bapat Marg, Lower Parel, Mumbai - 400 013. Tel. : 2498 8484. Fax: 2496 5235

CERTIFIED TRUE COPY OF THE RESOLUTION PASSED AT THE MEETING OF THE BOARD OF DIRECTORS OF HDFC BANK LIMITED HELD ON 17TH MAY, 2007.

“RESOLVED THAT pursuant to Section 81 and other applicable provisions, if any, of the Companies Act, 1956, (including any amendment thereto or re-enactment thereof) (the “Act”), and in accordance with the provisions of the Memorandum of Association and Articles of Association of the Bank and subject to the regulations /guidelines, if any, prescribed by the Reserve Bank of India, the Securities and Exchange Board of India and all other concerned or other relevant authority from time to time to the extent applicable, and subject to the approval of shareholders and such other consents and approvals as may be necessary and subject to such conditions and modifications as may be considered necessary by the Board of Directors (hereinafter referred to as “the Board” which term shall be deemed to include any Committee thereof for the time being exercising the powers conferred on the Board by this Resolution) or as may be prescribed or made, in granting such consents and approvals and which may be agreed to by the Board, equity shares and/or equity shares through depository receipts and/or securities convertible into equity shares at the option of the Bank and/or the holders of such securities, and/or securities linked to equity shares and/or any instrument or securities representing equity shares and/or convertible securities linked to equity shares (all of which are hereinafter collectively referred to as “Securities”) be created, issued, offered in the course of one or more public or private offerings in domestic or one or more international markets, to investors (whether residents and/or non-residents and/or strategic investors and/or institutions or banks and/or incorporated bodies and/or individuals and/or trustees and/or stabilization agents or otherwise and irrespective of whether or not such investors are members or not) through a prospectus and/or an offer letter and/or a circular and/or on private/preferential placement basis, for, or which upon exercise or conversion of all securities so issued and allotted could give rise to the issue of an aggregate value upto/not exceeding INR 4,200 crores or USD 1,000,000,000 (US Dollar One billion), whichever is higher, (including green shoe option) at the relevant time(s) of issue of securities, such issue and allotment to be made at such times, in one or more tranches at such price or prices, at a discount, equal to or at a premium to market price or prices, in such manner and where necessary in consultation with the lead managers and/or underwriters and/or other advisors or otherwise on such terms and conditions as the Bank, may, in its absolute discretion, decide at the time of issue.

RESOLVED FURTHER THAT Mr. Aditya Puri, Managing Director; Mr. Paresh Sukthankar, Country Head (Credit, Market Risk & HR), Mr. Vinod Yennemadi, Country Head (Finance, Administration, Legal & Secretarial) and Mr. Sashi Jagdishan, Head (Finance), be and are hereby severally authorised to:

a)	Finalise all the terms relating to the proposed issue of securities including amendments or modifications thereto as may be considered necessary by them.

Regd.Office : HDFC Bank Ltd., HDFC Bank House, Senapati Bapat Marg, Lower Parel (West), Mumbai -400 013.

b)	Appoint or engage any agency(ies) whether in India or abroad, decide, amend or modify the terms of appointment of all agency(ies) appointed or to be appointed hereafter, including payment of fees, commission, out-of-pocket expenses and other charges, in accordance with approval from RBI where necessary and to renew or terminate the appointment so made, as they may in their absolute discretion think fit.

c)	Finalise, approve and sign the preliminary as wel1 as final prospectus/offering circular/registration statement for the aforesaid issue of securities with the authority to amend, vary, modify the same as may be considered desirable or expedient and for the purpose aforesaid to give such declarations, affidavits, certificates, consents to authorities as may be required from time to time.

d)	Accept the proceeds of the said issue and to finalise the allotment in respect of the subscription in consultation with Lead Managers to the issue, and to do all such acts, deeds and things as may be necessary or thought fit by them in this regard.

e)	Sign, execute and issue American Depository Receipts, letters of allotment, depository agreement, undertakings, deeds, powers of attorney, declaration and all other document(s) and to do all such acts, deeds and things to comply with all the formalities as may be required in connection with and incidental to the aforesaid issue including for the post issue formalities.

f)	Obtain the necessary approvals/permissions from any authority(ies) and make, sign or deliver necessary applications, filings, deeds, documents, writings, etc. and to receive/collect any approvals from such authority(ies).

g)	Make, sign, execute or deliver listing application(s) or any other filings, deeds, documents, writings, etc. and to do or perform all acts, deeds and things which are necessary and expedient to give effect to this resolution.

RESOLVED FURTHER THAT pursuant to the Article of Association of the Bank, a facsimile of the Common Seal of the Bank be affixed, if required, on any agreement(s), document(s) or paper(s) executed outside India in lieu of the Common Seal, in presence of any one of the Directors of the Bank, and any one of the executives of the Bank viz. Mr. Paresh Sukthankar, Country Head (Credit, Market Risk & HR), Mr. Vinod Yennemadi, Country Head (Finance, Administration, Legal & Secretarial) and Mr. Sashi Jagdishan, Head (Finance), who shall countersign the same as a token thereof.

RESOLVED FURTHER THAT for the purpose of giving effect to any creation, issue, offer or allotment of equity shares or securities or instruments representing the same, as described above, the Managing Director be and is hereby authorised, on behalf of the Bank, to do all such acts, deeds, matters, and things as he may, in his absolute discretion, deem necessary or desirable for such purpose, including without limitation, the entering into arrangements for managing, underwriting, marketing, listing, trading, acting as depository, custodian, registrar, paying and conversion agent, trustee and sign all deeds, documents, and writings and to pay any fees, commission, remuneration and expenses relating thereto.

RESOLVED FURTHER THAT the Managing Director be and is hereby authorised to delegate all or any of the powers herein conferred to any one or more executives of the Bank.

RESOLVED FURTHER THAT the Company Secretary be and is hereby authorised to include a Special Resolution to this effect in the Notice convening the 13th Annual General Meeting of the Bank.”

Certified True copy
For HDFC Bank Limited

/s/ Sanjay Dongre
Sanjay Dongre
Executive Vice-President – Legal & Company Secretary,

Date: 6th July, 2007